SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



                        Date of Report: December 11, 2001


                               JNS Marketing, Inc.
                         -------------------------------
             (Exact name of registrant as specified in its charter)


    Colorado                         0-13215                 84-0940146
    ------------------              -----------              ----------
     (State or other                 (Commission            (IRS Employer
      jurisdiction of                 File Number)           Identification No.)
      incorporation)

                       4150 Long Beach Boulevard, CA 90807
                       -----------------------------------
                             (Registrant's Address)


Registrant's telephone number, including area code: (562) 997-4420
                                                    --------------

Item 1.     Changes in Control of Registrant

     On October 22, 2001, JNS Marketing, Inc. (the "Company"), Walter Galdenzi ("Galdenzi"), and Latinocare Management, Inc., a California corporation ("LMC"), completed the closing of the Share Purchase Agreement between the Company, Galdenzi, and LMC under which LMC purchased 3,270,000 shares of the Common Stock of the Company, from Galdenzi. As a result of the closing, LMC owned approximately 79% of the total issued and outstanding stock of the Company. On November 30, 2001, LMC and the Company entered into and closed an Agreement and Plan of Reorganization (the "Reorganization"), resulting in a share exchange between the shareholders of LMC and the Company, whereby LMC has become a wholly owned subsidiary of the Company, and the shareholders of LMC have become the controlling shareholders of the Company. Upon completion of the Reorganization, the 3,270,000 shares of the Common Stock of the Company owned by LMC was retired and cancelled. Upon the closing of the Reorganization, the Company has a total of 14,529,100 shares of its Common Stock outstanding, of which 6,904,218 are owned by Jose J. Gonzalez, a Director, the President, Chief Executive Officer, and Corporate Secretary, of the Company, 6,567,427 are owned by Roberto Chiprut, M.D., a Director of the Company, and the balance are owned by the former shareholders of LMC, by other private unaffiliated shareholders, or are in the public float. In January 2002, the Company plans to reincorporate in the State of Nevada and change its name to Latinocare Management Corporation.

THE COMPANY

Jose J. Gonzalez was appointed the President, Chief Executive Officer, and Secretary of the Company on October 22, 2001 and Joseph Luevanos was appointed the Chief Financial Officer and Chief Operating Officer of the Company on October 22, 2001. (See Appointment of Directors for biographical information.)

LatinoCare Management Corporation (DBA Latino Health Care) (the Company) was founded and incorporated in the State of California on February 23, 1995. In the early 1990s, the Latino population constituted about eight percent of the total United States population. Today, that percent continues to rise. The Latino population is the fastest growing minority group in the country. California in particular has experienced exponential growth in this segment, surpassing even the national growth rate of fifty percent. Despite this growth, the health needs of the Latino population are not being met. Although the Latino community represents a significant portion of the patient base, medical providers are generally not sensitive to the cultural, linguistic, or ethnic diversities of this population.

Latino Health Care was established to fill this need on the local, state, and eventually the national level. The network of physicians that compromises LMC strives to provide the community with affordable, qualified healthcare professionals, accessible services, and a full range of managed care health plans and programs. Additionally, LMC provides the infrastructure to support the physician network and to attempt to maximize any available reimbursement dollars.

Management believes the managed care market is ready for this service, and Latino Health Care has been position to provide it. Management has designed the preliminary infrastructure necessary to support a physician network, established protocols and procedures for efficient operations, established a physician network of over 2,500 doctors with a full range of specialties, secured healthcare provider contracts while striving to build brand recognition associated with quality care.

The Company plans to seek additional financing to allow LMC to continue to move ahead to the next levels of activity:

     o  the interstate acquisition and development of IPAs and MSOs;
     o  the review of potential merger opportunities; and
     o  the introduction of new product lines.

COMPETITION

The Company attempts to distinguish itself from many other health care providers by focusing on specific niche markets (that is, Latino individuals and families) where management hopes to compete on the basis of price and service.

There are many much larger HMOs, insurance companies, and managed plans which offer keen competition and which may target the same audience as the Company. Almost all these competitors are better financed and larger in corporate size than the Company. Such competition could make it difficult for the Company to succeed in growth and profitability.

COMPANY HISTORY

Latino Health Care was founded in 1995 by Robert Chiprut, M.D. and Mr. Jose J. Gonzalez for the purpose of meeting the comprehensive healthcare needs of the Latino population. The goal of the Company is to provide quality, affordable, and accessible care to the Latino communities, regardless of payor.


LatinoCare Management Corporation, a Management Services Organization (MSO) for IPAs, was incorporated on February 23, 1995, as a California corporation.

Plans and Contracts
-------------------

Latino Health Care secured its first health plan contract with Blue Shield in July 1995. Since then nine additional contracts have been attained, including but not limited to Aetna, Cigna, HealthNet, Prudential, Universal Care, LA Care, and Blue Cross. Since the Southern California market is saturated with contracts for managed health services, the primary means for an IPA to gain health plan contracts or membership lives is to merge with or purchase other IPAs. LHC, however, has been approaching the health plans with a strategy to capture the Latino community. As a result, health plans have been awarding Latino Health Care new contracts, a policy that is not common to the market. In addition, most contracts awarded to Latino Health Care are not geographically restricted, which is an exception to most HMO contract policies. Latino Health Care believes that as membership increases, it will gain additional leverage for contracting and negotiating renewals.

Hospital Affiliations/Networks
------------------------------

Latino Health Care has established partnerships with a number of area hospitals, and has been able to obtain financing for network development at a lessened cost. Each hospital's incentive to finance in this way is the result of a "friendly" physician network in its immediate area, which provides the hospital with a patient base. Latino Health Care benefits both financially and strategically through its partnerships and affiliations.

Cedars-Sinai Medical Center ("CSMC"), one of LMC's partners, has been the largest single investor, providing over $1.75 million in financing, with all other relationships combined providing under $500,000. Although Cedars-Sinai has been more involved with Latino Health Care than other partners, this has not affected LMC's operation. For example, Cedars-Sinai imposes no conditions relating to patient care, including referral requirements.

         CSMC financial support, in the form of a convertible note in the amount of $1,000,000, was issued November 30, 1996, and was converted into 20% of the outstanding common stock of LMC. On June 12, 2001, CSMC converted additional convertible notes totaling $750,000 into an additional 8% of the outstanding common stock of LMC. On July 23, 2001, CSMC sold its LMC common stock to LMC in consideration for a note in the amount of $1,750,000 plus simple interest at the rate of 6% per annum, payable principal and all accrued interest in full on or before July 23, 2002. In the event LMC defaults on the note, CSMC will receive 28% of the outstanding common stock of LMC on the date of the default or a pro rata share if the promissory note has been partially repaid.

         Latino Health Care currently has 14 completed networks and 22 hospital panels. A completed network includes a cluster of primary care physicians (usually 10 to 20), hospital-based providers, and coverage in 37 specialties. LMC's completed networks include, but are not limited to:

        o        California Hospital Medical Center/Suburban Hospital
        o        Granada Hills Community Hospital/Cedars-Sinai Medical Center

        o        UCI Medical Center
        o        LA Metropolitan Hospital
        o        Queen of the Valley
        o        St. Francis Medical Center
        o        San Gabriel Valley Medical Center
        o        Midway Medical Center
        o        Los Angeles Community Hospital

         LMC expects to complete an additional 8 hospital affiliations within the next twelve months to complete coverage of San Bernardino, Long Beach, and the balance of Los Angeles and the San Fernando Valley.

Patient Enrollment

         As of November 2001, LMC's combined contract enrollment totaled approximately 22,000 enrollees. With this size patient base, management believes that LMC has potential to increase its market share in the near future. Except as described below, LMC has experienced continued monthly growth during the past five years, and management projects growth to continue in the coming years. The following is an enrollment summary:

         During 2001, LMC experienced an overall decrease in enrollment. The decrease was caused primarily by two factors. In October of 2001, Tower Corporation, one of the medical insurance companies with which LMC had a health plan contract, declared bankruptcy. As a result, LA Care, one of the corporations through which Medi-Cal benefits are provided in Los Angeles, reassigned Tower's approximately 4,000 enrollees to other contracted medical insurance companies. LMC did not have health plan contracts with these other medical insurance companies at the time of the reassignment. Subsequently, as the result of an agreement with LA Care, LMC now has health plan contracts with two of these medical insurance companies, Care 1st Health Plan and U.H.P. Healthcare, and is slowly recovering its lost membership. Additionally, LA Care has agreed to utilize its best efforts to assign enrollees who do not specify an IPA to LNMG and to other affected IPAs, with the goal of doubling the enrollment of LNMG and the other affected IPAs from the lost enrollment caused by Tower's bankruptcy.

         The second factor is currently the subject of a lawsuit between LNMG and PacifiCare. In 2000, LNMG acquired the contracts and related enrollment of a medical group in San Diego which had a health plan contract with PacifiCare. Prior to the acquisition LNMG received verbal assurances from PacifiCare that PacifiCare would renew its contract with the San Diego IPA. Shortly after the acquisition, PacifiCare terminated its contract with the San Diego IPA and the San Diego IPA was forced to layoff several of its physicians. As a result, enrollment in San Diego has deceased from approximately 5,300 enrollees in November 2000 to approximately 1,600 enrollees currently.

Provider Networks

         LMC's physician network has experienced considerable growth. Growing from less than 600 providers at the end of 1996, LMC now boasts over 2,500 network providers. With this expansive coverage, LMC can offer its members greater choice over a greater service area.

         As required its health plan contracts, LMC has ancillary networks of culturally sensitive providers in the following specialties:

         Physical Therapy                    Home Health
         Occupational Therapy                Durable Medical Equipment
         Speech Therapy                      Infusion
         Laboratory                          Behavioral Health
         Imaging Services                    Chemotherapy


Internal Operations

Since its inception, LMC's management team has successfully organized and assembled an extensive and competent workforce. Each department is staffed with experts in their respective fields, and supervised by senior managers with wide ranges of experience. Staffing includes both clinical and professional components.

Top management has assembled the departments and corresponding procedures to offer full-service MSO/IPA management, in order to allow LMC to continue its current growth pattern. These departments now generate in excess of $25 Million in capitation revenue and are supported by a database with the following details:

      o   Credentialing: over 2,500 physician and ancillary providers.
      o   Contracting: including 2,500 prospective providers in three states
      o Employer Groups: more than 400 prospective Latino-owned or Latino-employing businesses.
      o Other Recruiting: health fair contact database of Latino community members.

LMC's offices are furnished with state-of-the-art computer systems, software to support managed care claims processing, eligibility, and encounters/authorizations, and a sophisticated telephone system. LMC occupies an entire building in Long Beach, California and presently has 39 full time employees. The office total space is designed to accommodate up to 80 employees.

Brand Identity

Management believes that LMC has successfully increased its awareness and brand identity through the use of various media and image and identity campaigns. Top management has been featured on most of the local network television broadcasts, including KNBC (channel 4), KTLA (channel 5), KABC (channel 7), KCAL (channel
9), and KTTV (channel 11). In addition, LMC has been reviewed in feature articles in Modern Healthcare, The Los Angeles Times, MedFax, Hispanic Business Magazine, and La Opinion. In the reviews, LMC has been depicted as a progressive, high-quality organization. As a result, LMC has become a recognized organization in the healthcare industry and the Latino community.

HEALTH CARE MARKET OVERVIEW

Health care is experiencing great change, and the changes have tremendous implications for the entire country. The vast amounts of money spent on health care in this country reflect the high priority placed on it.

The U.S. health care industry ranks second in dollar volume, eclipsed only by the manufacturing sector. Americans spend more only on food and housing than on medical care. Health care ranks third in general public expenditures, following national defense and education. Health care is the largest service industry in the country. The United States spends the most on health car of all the industrialized nations. Many Americans believe health care is a right, as opposed to a privilege.

Risk
----

Current healthcare industry trends are aimed at controlling costs while increasing access and quality. Currently, the most prominent vehicle of change in the U.S. is managed care. It is considered by many to be the most dramatic realignment of the nation's health care system in recent years. Along with managed care comes great change to the practice of medicine; those companies who are prepared to manage this change will realize tremendous growth opportunities and profit potential.

Managed care is an umbrella term that encompasses a variety of prepaid and managed fee-for-service health care programs. Since profits are tied directly to controlling the cost and use of health care services, the fundamental financial incentives of health care delivery drastically change under managed care. In short, managed care works by managing the health of a population at a set price per member per month (PMPM). The difference between the cost of provided health services and the total prepaid amount of the population is the profit. This is a complete turnaround from the cost-based reimbursement system associated with traditional indemnity insurance, which financially encourages greater utilization. Under managed care, health plans are motivated to use more preventive care since critical medical situations typically incur a much higher expense.

Employers who provide health insurance to their employees realize the benefits of managed care: it stabilizes expenses and gives them direct control of their costs through the negotiation of contract prices. The industry reports incredible managed care enrollment growth figures: in 1995, as many as 71% of those who obtained health services through an employer were in some form of managed care program compared to 52% in 1993. Government-funded health programs such as Medicare and MediCal are also pushing for their members to join managed care health plans. Responsible for providing health services to their enrollees, health plans must develop relationships with the different providers of health services to fulfill their obligation to fully manage the health of the enrolled population.

Health plans can reimburse providers through a variety of complex contractual agreements that depend on the managed care environment in a particular market. To prosper under managed care it is absolutely necessary for providers to understand how health plans reimburse in the local market. In places where the health care industry is heavily penetrated by managed care, capitation is the physician reimbursement model of choice for health plans. Capitation allows the health plan to pay the provider of health services on a PMPM basis and pass on the risk of providing a defined set of services to the capitated entity. Since the health plans themselves are paid a flat amount per member, paying a provider organization a flat fee reduces the vulnerability of the plan by passing the uncertain elements of medical expenses to the provider organization. Under capitation, physician organizations stand to earn large profits if they have a substantial population and a financial and operational infrastructure to manage the professional risk; likewise, by capitating providers, health plans can focus on what they do best--increase enrollment and develop networks.

One popular form of a physician organization is the IPA. An IPA is a network of physicians that contracts with the health plan as one group and maintains the medical infrastructure to assure quality and accountability. The strength of the IPA model is that it allows the individual physician to maintain autonomy in the delivery of medicine while realizing the benefits of group contracting and quality standards.

For an IPA to be successful, it must obtain health plan contracts to manage the health care needs of a given population and enroll patients who are covered by those contracts. Once a given market is saturated with contracts, as is the case in most of Southern California, the carriers will not typically issue any additional contracts. Exceptions arise when an opportunity niche within a saturated market can be reached. While the health plan contracts allow the IPA to be reimbursed by the carrier for medical services rendered, patients must also enroll with the IPA and be assigned to a primary care physician in the network. Once the patient is enrolled and assigned to a primary care physician, the IPA begins to receive capitation payments from the health plan. If the patients are healthy, they may rarely use health services and the IPA continues to be paid. Conversely, if the population is unhealthy, the IPA will not be able to charge the health plan any more than the pre-negotiated capitation amount.

In highly penetrated markets, expansion often takes place through the acquisition of or merger with existing IPAs and medical groups. However, managing the business and expanding enrollment through mergers and acquisitions requires significant amounts of capital that can be difficult for an IPA to obtain in certain states due to governmental restrictions.

Industry Issues
---------------

The  health  care   industry  is  unique  in  that  the  providers  of  services
(physicians) are rendering services to beneficiaries (patients) who are not directly paying for the services they receive. Under such a model, many avenues for fraud and abuse exist because of the lack of distinction between the customer versus the consumer. It is no surprise that federal and state governments keep a very close eye on the medical industry. One issue that is regulated on a state level concerns the ownership of a medical corporation. Some states have statutes or court decisions that restrict corporations from employing physicians. Although most states either do not have or do not enforce the ruling, the states that do frequently have provisions that exclude certain types of corporations, such as nonprofit corporations, physician-controlled corporations, HMOs, or hospitals. Some states aggressively regulate the corporation practice of medicine, specifically California, Colorado, Ohio, Iowa, and Texas. In these states, businesses must be very careful in the structuring of corporate practices as well as the ownership of the corporations.

In states like California, non-physicians cannot employ physicians or own the professional component of a medical practice (this includes any equity investors). With this restriction, it would be difficult for an IPA to find enough capital to grow and continue developing networks solely from physician investment. Another issued faced by developing IPAs is the high cost of developing the systems that will allow an IPA to track and manage its contracts and patients. Furthermore, health plans will not contract with providers who do not have these mechanisms in place, because the provider organization will go bankrupt if it is not prepared to manage the risk. One excellent and innovative solution to overcoming this barrier is the development of an MSO.

LATINO MARKET

The Latino population in the United States may be healthier than any other major ethnic group. Although they use fewer medical services, the Latino population health indicators show that they have the lowest death rates of any major population. They are also one of the fastest growing and most upwardly mobile segments of the population. These facts make this group especially desirable for managed care enrollment. However, despite high-managed care penetration in areas with large Latino communities, there continues to be a shortage of health services suitable to this market.

Specific issues that prevent Latinos from obtaining proper health care include language barriers and the values and attitudes of providers, and the assignment of various doctors to patients on multiple visits. Cultural insensitivity, disrespect, and other barriers tend to characterize the typical treatment of Latinos by the health care industry. The subject of health is very sensitive across almost all cultures, and research shows that Latinos are no exception. While many Hispanics have gained some facility in English, it is in many cases more effective if they can communicate in their native tongue when discussing matters of health.

In addition to language issues, cultural differences must be considered to be effective in the health management of a Latino population. For example, describing the personal hazards of smoking is less effective for Latinos in smoking cessation programs than showing that smoking is harmful to the health of their families and children.

Designed with the specific purpose of filling this market niche, LMC believes that it provides the necessary healthcare components (education, service, and delivery) tailored to the Latino population. Comprised of a core of Latino leaders, management is well aware of the sensitivity that is needed to care for the Latino population, and is taking an active role in the education of providers and members. As the Latino population becomes more informed about managed care, LMC plans to be prepared to take on the with a well developed package of services.

When examining the mortality statistics of the Latino population management believes the Hispanic community exhibits a desirable health profile. The Latino population has a lower rate of prevalent causes of death than the white non-Latino population. Because the highest medical costs are incurred during incidents of terminal illnesses, a lower rate of prevalent causes of death implies an overall healthier population. When compared to the white non-Latino population, the Latino population also tends to have a lower infant mortality rate, smoke less, drink and use fewer drugs during pregnancy, and use the hospital less often.

Other common population health indicators that are not shown in the profile include:

      1.  lower infant mortality;
      2.  less smoking;
      3.  less frequent drinking and drug use during pregnancy; and
      4.  lower hospital utilization.

While the health profile from a mortality point of view is better than that of the average population, Latinos are also the least likely to seek medical services. These findings may seem counterintuitive, since one would expect a population with low access to healthcare to be sicker. The Latino community, however, is considered healthier because of its youth, work ethic, and overall well-being. The low utilization of healthcare services is a result of service barriers, and not the healthier position of the Latino community.

The effect of these barriers is expressed in the high rate of chronic preventable diseases within the Latino population, which results in an increase risk of complications. Thus, despite an overall healthier population, the Latino community is at greater risk for certain diseases. These health demographics play a major role in the delivery of health services in a managed care setting, which is discussed in the previous page under managed care profile of the Latino market.

The United States has the sixth largest Latino population in the world, exceeded only by Mexico, Spain, Colombia, Argentina, and Peru. Since the 1990s, Latinos have been the fastest growing minority group in the United States. In the early 1990s, the Latino population constituted approximately eight percent of the total United States population. Today, that percentage continues to rise. The Latino population is the fastest growing minority group in the United States. California, in particular, has experienced exponential growth in this segment, surpassing even the national growth rate of 50% between 1980 and 1990. In 1997, the Latino population of Los Angeles County reached 4.4 million. By the end of the year 2001, that number is expected to climb to 6.2 million and by 2020 to 10 million.

Item 2.     Acquisition or Disposition of Assets

                None.

Item 3.     Bankruptcy or Receivership

                None.

Item 4.     Changes in Registrant's Certifying Accountant

                None.

Item 5.     Other Events


Item 6.     Resignation and Appointment of Directors

     In connection with the Reorganization, Walter and Susan Galdenzi resigned as directors of the Company, and Jose J. Gonzalez, the remaining director, appointed Joseph C. Luevanos and Dr. Roberto Chiprut as new directors to fill the vacancies left by the resigning directors. The following table lists the executive officers and directors of the Company as of the date of this report:

                  Name                            Position
                --------                        -------------

         Jose J. Gonzalez               President, Chief Executive Officer,
                                        Secretary, and Director

         Joseph C. Luevanos             Chief Financial Officer and Chief
                                        Operating Officer

         Dr. Roberto Chiprut            Director


         Jose J. Gonzalez, age 55, has been a director, President, Chief Executive Officer, and Secretary of the Company since the completion of the Share Purchase Agreement. He has been the President and Chief Executive Officer of LMC since its inception in February 1995. Mr. Gonzalez's connections to the community and marketing and business experience have played an important role in the development of LMC's customer base. Mr. Gonzalez has more than 30 years of experience in the health care industry, including hospital administration, group and Independent Physician's Association development, managing community clinics in Los Angeles and Orange County, and managed care contracting. From December 1984 to July 1987, he was President and Chief Executive Officer of Universal Medi-Co., which contracted with group practices to provide management and support services. In November 1983, he started the White Memorial Medical Group, a hospital based group practice. Mr. Gonzalez is currently a member of the Public Policy Committee for the California Association of Physicians Organizations, as well as a member of the Advisory Board of the California Department of Managed Health Care, an appointment he received from Governor Gray Davis. Mr. Gonzalez received a Bachelor of Arts Degree in Language and Communications from California State University, Long Beach in 1970 and a Masters Degree in Public Administration, Health Care Management from Pepperdine University in 1973.

         Joseph C. Luevanos, age 54, has been the Chief Financial Officer and Chief Operating Officer of the Company since the completion of the Share Purchase Agreement and a director of the Company since November 2001. Mr. Luevanos has been the Chief Financial Officer, Chief Operating Officer, and a director of LMC since August 2000. From August 1997 to July 2000, Mr. Luevanos was the Executive Vice President for Finance and Chief Financial Officer of Bentley Health Care, Inc. At Bentley Health Care, Inc. he provided executive oversight in the development and implementation of accounting and information systems, financial models for reviewing and evaluating external proposals, and strategic business plans. He also participated in contract negotiations with major medical centers to develop state of art cancer centers and with major investment banks to obtain funding for the company. From December 1976 to August 1997, Mr. Luevanos worked for Cedars-Sinai Medical Center ("CSMC"). From March

1982 to August 1997, he was the Chief Financial Officer and Senior Vice President of CSMC, responsible for the overall operations of the general accounting, third party reimbursement, contracting, risk management, cash management, and investment portfolio departments. He was also an Ex Officio Member of the Board of Directors and Assistant Treasurer of CSMC Corporation, served as Chairman of the Board of Directors of the Medical Center for-profit subsidiary of CSMC, and had executive oversight of CSMC's investment portfolio with assets in excess of $250 million. From January 1980 to February 1992, Mr. Luevanos was the Director of Finance of CSMC, responsible for organizing and managing the process for several bond financing transactions and the process for the preparation of the Medical Center annual budget and the automated systems to track actual results in comparison to the budget. From December 1976 to December 1979, Mr. Luevanos was the Controller for CSCM, responsible for developing, organizing, and managing the financial process for negotiation of construction financing through the State of California loan program. Mr. Luevanos has been a member of the Board of Directors of Proyecto Pastoral in Los Angeles, California since 1998 and a member of the Board of Directors of Latino Care in Los Angeles, California since 1996. He was a member of the Board of Directors of Public Counsel in Los Angeles, California from 1992 to 1997 and a member of the Loan Committee of the Officer of Statewide Health Planning and Development for the State of California from 1979 to 1984. Mr. Luevanos received a Bachelor in Business Administration from Loyola University in Los Angeles, California in 1969. He became a Certified Public Accountant in the State of California in 1973.

         Roberto Chiprut, M.D., age 53, has been a director of the Company since November 2001 and has been a director of LMC since its inception in February 1995. Dr. Chiprut has been a physician for thirty years. He is currently on staff at Cedars-Sinai Medical Center in Los Angeles, California, Charter Suburban Hospital in Los Angeles, California, St. Francis Medical Center in Los Angeles, California, Beverly Hills Medical Center in Los Angeles, California (Courtesy Staff), and American British Cowdray Hospital in Mexico City, Mexico. Dr. Chiprut was a member for the Board of Directors of the American Cancer Society in 1988. In 1987, he was the President of Charter Suburban Hospital. In 1984, he was the Chief of Medicine at Dominguez Valley Hospital. From 1983 to 1984, Dr. Chiprut was the Chief of Professional Activities Committee for Charter Suburban Hospital. In 1983, he was a member of the Research and Education Institute of Harbor/UCLA Medical Center. Dr. Chiprut was the Chief of Gastroenterology of St. Francis Medical Center in 1981. Dr. Chiprut is a member of the American College of Physicians, American Society of Internal Medicine, American Society for the Study of Liver Disease, American Society of Gastrointestinal Endoscopy, American Gastroenterological Association, Profession Staff Association of Harbor/UCLA Medical Center, Los Angeles County Medical Association, American College of Gastroenterology, and Southern California Society of Gastroenterology. He has received several honors, including but not limited to, Fellow, American College of Physicians in 1983, Fellow, American College of Gastroenterology in 1985, and the Mayor of Los Angeles Certificate for Outstanding Services in 1987 and 1989. Dr. Chiprut received a Bachelor of Science degree, Magna Cum Laude, from Colegio Hebreo Sefardai in Mexico City, Mexico in 1965. He received a medical degree, Magna Cum Laude, from National University of Mexico in Mexico City in 1971.

Directors receive no salary for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors, and may receive a cash fee for attending meetings, as well. The current salaries for the two executive officers of LMC are as follows:


                  Name of Officer                             Monthly Compensation            Year
                -------------------                         ------------------------        --------

         Jose J. Gonzalez, Chief Executive Officer                  $12,000                   2001

         Joseph C. Luevanos, Chief Financial Officer                $14,000                   2001

         The Company intends to establish a management incentive stock option plan pursuant to which it will authorize the issuance of additional shares of its common stock from time to time to provide incentive compensation for employees, officers, directors and key consultants of the Company. The Company has not yet formally adopted the Stock Option Plan or determined the number of stock options and shares to be authorized under the Plan. The Company expects to authorize 1,200,000 shares or more for future issuance under its 2002 Stock Option Plan for Directors, Executive Officers, Employees and Key Consultants, although the size of the Stock Option Plan may be different once it is adopted, or may be increased after it is adopted.

        The Company has not entered into any employment agreements with its executive officers or other employees to date. The Company may enter into employment agreements with them in the future.


Item 7.     Financial Statements, Pro Forma Financials, & Exhibits

             See the Index to Financial Statements

               Exhibits:

                 None.

                          INDEX TO FINANCIAL STATEMENTS

F-1             Cover Page Pro Forma

                Consolidated Financial Statements for Period ended June 30, 2001

F-2             Balance Sheet - Pro Forma Consolidated Financial
                Statements

F-3             Statement of Operations - Pro Forma Consolidated Financial
                Statements

F-4             Statement of Cash Flows - Pro Forma Consolidated Financial
                Statements

F-5 Statement of Changes in Shareholders' Equity - Pro Forma Consolidated Financial Statements

F-6 Cover Page - LatinoCare Management Corporation - Report of Independent Public Accountants December 31, 1999 and 2000 and Six Months Ended June 30, 2000 and 2001

F-7             Report of Independent Public Accountants

F-8             Balance Sheet

F-9             Statement of Operations and Deficit

F-10            Statement of Shareholders' Equity

F-11            Statement of Cash Flows

F-12 - 22       Notes to Financial Statements

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE CONSOLIDATION OF JNS MARKETING, INC. AND
                          LATINOCARE MANAGEMENT CORP.

             JNS MARKETING, INC. / LATINOCARE MANAGEMENT CORPORATION
              PROFORMA BALANCE SHEET FOR THE PERIOD ENDED JUNE 30,

ASSETS                                                                2001

Current Assets
     Cash                                                             $ 36,091
     Due from related party - trade receivables                        132,472
     Accounts receivable                                                15,124
     Prepaid Expenses                                                   46,636
                                                                  -------------
Total Current Assets                                                   230,323

Fixed Assets
     Property and equipment                                            359,791
     Less Accumulated Depreciation                                    (160,318)
                                                                  -------------
Net Fixed Assets                                                       199,473

Other Assets
     Deposits                                                           15,478
                                                                  -------------
Total Other Assets                                                      15,478

                                                                  -------------
TOTAL ASSETS                                                         $ 445,274
                                                                  =============


LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts Payable - trade                                        $ 190,617
     Accrued Expenses                                                   97,217
     Income tax payable                                                  1,600
     Due to Stockholders                                                 8,215
     Due to related party                                              369,233
                                                                  -------------
Total Current Liabilities                                              666,882

Stockholder's Equity
     Common Stock, Par Value $0.001, 50,000,000 shares
       authorized, 14,529,100 issued and outstanding
       at June 30, 2001.                                                 1,453
     Additional Paid-In Capital                                      2,992,457
     Retained Deficit                                               (3,215,518)
                                                                  -------------
Total Stockholder's Equity                                            (221,608)

                                                                  -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                           $ 445,274
                                                                  =============

             JNS MARKETING, INC. / LATINOCARE MANAGEMENT CORPORATION
                        PROFORMA STATEMENT OF OPERATIONS
                        FOR THE SIX MONTHS ENDED JUNE 30,

                                                                    2001
REVENUES
   Management fees - related party                                  $ 908,269
   Management fees - others                                            60,475
                                                               ---------------
                                                                      968,744

OPERATING COSTS
   Salaries and benefits                                              825,068
   Professional and consulting fees                                   245,557
   General and administrative                                         420,519
   Depreciation                                                        35,682
                                                               ---------------
TOTAL OPERATING COSTS                                               1,526,826

OPERATING INCOME (LOSS)                                              (558,082)

OTHER INCOME (EXPENSE)
Interest Expense                                                      (26,901)
                                                               ---------------
TOTAL OTHER INCOME (EXPENSE)                                          (26,901)

OTHER INCOME (LOSS) BEFORE INCOME TAXES                              (584,983)

PROVISION FOR INCOME TAXES                                                800

NET INCOME (LOSS)                                                  $ (585,783)
                                                               ===============

Net Loss per Share                                                      (0.07)

Weighted Average Common Shares                                      8,511,455

             JNS MARKETING, INC. / LATINOCARE MANAGEMENT CORPORATION
                        UNAUDITED STATEMENT OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,

                                                                  2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                          $(585,783)

Adjustments to reconcile net loss to
cash used in operating activities:
   Depreciation                                                      35,682
(Increase) decrease in:
   Due from related party                                            97,078
   Accounts receivable                                               (1,925)
   Prepayments to PPM                                               (35,000)
   Deposits and other assets                                            798
Increase (decrease) in:
   Due to related party                                             336,809
   Due to stockholder                                                 8,000
   Accounts payable                                                  79,752
   Accrued expense                                                   29,566
   Accrued interest                                                (200,469)
   Income tax                                                           800

NET CASH PROVIDED (USED) BY                                        (234,692)
OPERATING ACTIVITIES

CASH FLOWS FROM INVESTING ACTIVITIES
   (Purchase) Sale of property and equipment                        (22,472)

                                                              --------------
NET CASH FLOWS FROM INVESTING ACTIVITIES                            (22,472)

CASH FLOWS FROM FINANCING ACTIVITIES
   Conversion of debt into equity                                   227,723
NET CASH FLOWS FROM FINANCING ACTIVITIES                            227,723

NET INCREASE (DECREASE) IN CASH                                     (29,441)

CASH AT BEGINNING OF PERIOD                                          65,532

CASH AT END OF PERIOD                                              $ 36,091
                                                              ==============



                             JNS MARKETING, INC. / LATINOCARE MANAGEMENT CORPORATION
                         PROFORMA UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                             For the Period from December 31, 2000 to June 30, 2001

                                      Common               Stock $             Additional           Accumulated
                                    No./shares             Amount            Paid in Capital          Deficit            Total
                                  ---------------       --------------     --------------------    --------------     -----------
Balance at December 31, 2000           3,781,455                  378             1,953,349           (2,629,735)        (676,008)

Net loss for the period
ended June 30, 2001                            -                    -                                   (585,783)        (585,783)
                                  ---------------       --------------        --------------       --------------      -----------

Stock exchanged for debt                                                          1,040,183                             1,040,183

Galdenzi stock to treasury            (3,270,000)                (327)                                                       (327)

Stock to issue to LMC                 14,017,645                1,401                                                       1,401

Balance at June 30, 2001              14,529,100                1,453             2,992,428           (3,215,518)         221,608
                                  ===============       ==============        ==============       ==============      ===========


                        LATINOCARE MANAGEMENT CORPORATION

                              FINANCIAL STATEMENTS

                  FOR THE YEARS ENDED DECEMBER 31, 1999 TO 2000
                 AND THE SIX MONTHS ENDED JUNE 30, 2000 AND 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




                                    CONTENTS



                                                                  PAGE

      Report of Independent Public Accountants                     F-7

      Balance Sheet                                                F-8

      Statement of Operations and Deficit                          F-9

      Statement of Shareholders' Equity                            F-10

      Statement of Cash Flows                                      F-11

      Notes to Financial Statements                                F-12 - F-22

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
LatinoCare Management Corporation
Long Beach, California


We have audited the balance sheets of LatinoCare Management Corporation as of December 31, 1999 and December 31, 2000 and the related statements of operations, shareholders' accumulated deficit and cash flows for each of the two years in the periods ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted the audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LatinoCare Management Corporation as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the two years in the periods ended December 31, 1999 and 2000 in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company have no earnings to date and has a significant accumulated deficit. These circumstances raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Culver City, California
September 28, 2001




                        LATINOCARE MANAGEMENT CORPORATION
                                  BALANCE SHEET
                 DECEMBER 31, 2000 AND JUNE 30, 2001 (UNAUDITED)
                                    DECEMBER

                                     ASSETS

                                                                    December 31,     June 30,
                                                                       2000            2001
                                                                       ----            ----
                                                                                   (Unaudited)
Current assets:
  Cash and cash equivalents                                        $   65,532   $    36,091
  Due from related party - trade receivables                          229,550       132,472
  Accounts receivable                                                  13,199        15,124
  Prepaid expenses and other assets                                    12,434        46,636
                                                                    ---------     ---------

      Total current assets                                            320,715       230,323
                                                                    ---------     ---------

Property and equipment:
  Net of accumulated depreciation                                     212,683       199,473
                                                                     ---------     ---------

      Total property and equipment                                    212,683       199,473
                                                                     ---------     ---------

Other assets:
  Deposit                                                              15,478        15,478
                                                                     ---------     ---------

      Total other assets                                              15,478        15,478
                                                                     ---------     ---------
                                                                 $   548,876     $ 445,274
                                                                     =========     =========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                 $   105,865   $   185,617
  Accrued expenses                                                      67,651        97,217
  Accrued interest payable                                             200,469             0
  Income tax payable                                                       800         1,600
  Due to related party                                                  32,424       369,233
  Note payable - shareholder                                           812,460             0
                                                                     ---------     ---------

      Total current liabilities                                      1,219,669       653,667
                                                                     ---------     ---------

Shareholders' equity (deficit):
  Common stock, no par value; 100,000 shares
   authorized; 1,250 and 1,389 shares issued
   and outstanding, respectively                                   1,001,000     1,751,000
  Additional paid-in capital                                               0       290,183
  Accumulated deficit                                             (1,671,793)   (2,249,576)
                                                                   ---------     ---------

      Total shareholders' deficit                                   (670,793)     (208,393)
                                                                   ---------     ---------
                                                                 $   548,876   $   445,274
                                                                   =========     =========


                        See Independent Auditors' report
                                      F-8




                        LATINOCARE MANAGEMENT CORPORATION
                       STATEMENT OF OPERATIONS AND DEFICIT
                   FOR YEARS ENDED DECEMBER 31, 1999 AND 2000
                          AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 2000 AND 2001 (UNAUDITED)



                                                Years Ended          Six Months Ended
                                                December 31,             June 30,
                                             1999         2000       2000          2001
                                             ----         ----       ----          ----
                                                                        (Unaudited)
Revenue:
  Management fees- related party         $ 1,400,342  $ 2,666,719 $ 1,207,496  $   908,269
  Management fees- others                     33,027      216,126     198,206       60,475
                                           ---------    ---------   ---------    ---------

                                           1,433,369    2,882,845   1,405,702      968,744
                                           ---------    ---------   ---------    ---------

Costs and expenses:
  Salaries and benefits                      916,965    1,384,227     639,419      825,068
  Professional and consulting fees           299,321      321,184     130,170      237,557
  General and administrative                 464,660      984,312     481,515      420,519
  Loss on assets abandoned                         0       28,865           0            0
  Depreciation                                53,871      102,810      26,554       35,682
                                           ---------    ---------   ---------    ---------
                                           1,734,817    2,821,398   1,277,658    1,518,826
                                           ---------    ---------   ---------    ---------

Operating income (loss)                     (301,448)      61,447     128,044     (550,082)

Other income (expense):
  Interest expense                           (50,235)     (52,457)    (26,724)     (26,901)
                                           ---------    ---------   ---------    ---------

Other income (loss) before income taxes     (351,683)       8,990     101,320     (576,983)
                                           ---------    ---------  ----------    ----------

Provision for income taxes                       800          800         800          800
                                           ---------    ---------   ---------    ---------

Net income (loss)                        $  (352,483) $     8,190  $  100,520  $  (577,783)
                                           =========    ==========  =========    =========





                        See Independent Auditors' report
                                      F-9



                        LATINOCARE MANAGEMENT CORPORATION
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                   FOR YEARS ENDED DECEMBER 31, 1999 AND 2000
                          AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 2000 AND 2001 (UNAUDITED)

                                                           Retained Earnings     Total
                          Common Stock        Additional      Accumulated     Shareholders'
                       Shares      Amount       Paid-in         Deficit          Equity
                       -----      ---------     -------        ----------      ----------
Balance at January
  1, 1999              1,250    $ 1,001,000   $       0       $(1,327,500)   $   (326,500)

Net income (loss)          0              0           0          (352,483)       (352,483)
                       -----      ---------     -------        ----------      ----------

Balance at December
  31, 1999             1,250      1,001,000           0        (1,679,983)       (678,983)

Net income (loss)          0              0           0             8,190           8,190
                       -----      ---------     -------         ---------      ----------

Balance at December
  31, 2000             1,250      1,001,000           0        (1,671,793)       (670,793)

Issuance of common
  stock to convert
  debt to equity         139        750,000     290,183                 0       1,040,183

Net income (loss)          0              0           0          (577,783)       (577,783)
                       -----      ---------     -------         ---------       ---------

Balance at June 30,
  2001 and the six
  months then ended
  (unaudited)          1,389    $ 1,751,000   $ 290,183       $(2,249,576)    $  (208,393)
                       =====      =========     =======         =========       =========





                        See Independent Auditors' report
                                      F-10



                        LATINOCARE MANAGEMENT CORPORATION
                             STATEMENT OF CASH FLOWS
                   FOR YEARS ENDED DECEMBER 31, 1999 AND 2000
                          AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 2000 AND 2001 (UNAUDITED)


                                               Years Ended              Six Months Ended
                                              December 31,                  June 30,
                                             1999         2000        2000          2001
                                             ----         ----        ----          ----
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) from operations       $(352,483)  $   8,190    $ 100,520     $(577,783)
  Adjustment to reconcile net income (loss)
    from operations to cash provided (used)
    in operating activities:
       Depreciation                          53,871     102,810       26,554        35,682
       Loss on abandonment of assets              0      28,865            0             0
  (Increase) decrease in:
     Due from related party                 275,694    (215,182)     (84,004)       97,078
     Accounts receivable                     22,425      27,341            0        (1,925)
     Advances to related parties            (88,020)     88,020     (136,173)            0
     Prepayments to PPM                           0     (10,000)           0       (35,000)
     Deposits and other assets               10,973     (12,285)      (6,650)          798
   Increase (decrease) in:
     Due to related party                    13,499     (41,075)       6,601       336,809
     Accounts payable                        68,911      21,923       76,615        79,752
     Accrued expense                         26,342      28,627       (8,635)       29,566
     Accrued interest                        53,294      54,506       27,253      (200,469)
     Income tax                                   0         800          800           800
                                            -------     -------      -------     ---------

       Net cash provided (used) from
       operating activities                  84,506      82,540        2,881      (234,692)
                                            -------     -------      -------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                   (130,269)   (123,077)    (100,692)      (22,472)
                                            -------     -------      -------     ---------

       Net cash used from investing
       activities                          (130,269    (123,077)    (100,692)      (22,472)
                                            -------     -------      -------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Conversion of debt into equity                 0           0            0       227,723
                                            -------     -------      -------     ---------

       Net cash provided from financing
       activities                                 0           0            0       227,723
                                            -------     -------      -------     ---------

       Net increase (decrease) in cash      (45,763)    (40,537)     (97,811)      (29,441)

       Cash, beginning of the year          151,832     106,069      106,069        65,532
                                            -------     -------      -------     ---------

       Cash, end of the year              $ 106,069   $  65,532    $   8,258   $    36,091
                                            =======     =======      =======     =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for
     interest                             $       0   $       0    $       0   $         0
                                            =======     =======      =======     =========

   Cash paid during the period for
     income taxes                         $       0   $       0    $       0   $         0
                                            =======     =======      =======     =========

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
   Conversion of debt to equity           $       0   $       0    $       0   $ 1,040,183
                                            =======     =======      =======     =========

   Accrued interest on debt to equity
     Conversion                           $  54,507   $  54,507    $  27,254   $    27,254
                                            =======     =======      =======     =========





                        See Independent Auditors' report
                                      F-11

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(1)      General Background and Nature of Operations:

                  LatinoCare Management Corporation dba Latino Health Care (the
             Company) was founded and incorporated in February 23, 1995 as a California for-profit stock corporation. Its sole purpose, when originally organized, was to manage all operations of LatinoCare Network Medical Group (IPA), a related party who have common shareholders who influence the activities of both entities.

                  The Company, a management service organization, is in the
             business of providing management and administrative services, and has developed a system of operations, management and marketing for independent practice associations engaged in providing health care services.

                  The Company has targeted and successfully reached four primary groups: health plans, hospitals, health service recipients and physicians with significant focus on the Latino market.

                  LatinoCare Network Medical Group, Inc., an Independent
             Physician Association (IPA), was incorporated on September 30, 1994, as a licensed medical group able to accept physician services risk from third-party payors and self-insured employers. The IPA was organized for the purpose of meeting the comprehensive health care needs of the Latino population and the lack to access to quality health care services available to the Latino community. The IPA has a network of private practicing physicians who provide quality health care services that are accessible, friendly, affordable, and culturally sensitive. It offers a wide range of comprehensive health care programs and services to keep its members and families healthy and productive.

                  On November 1995, the Company has entered into a twenty-five
             (25) year Management Services Agreement with LatinoCare Network Medical Group, Inc. to provide all management and administrative support, allowing the IPA to focus efforts on physician network development. These services include, among others; clerical and billing services, claims settlement and collection, accounting, financial and cash flow management, marketing and general administrative services (collectively, "Management Services"). LatinoCare Management Corporation acts as the exclusive agent to the IPA with regards to seeking, negotiating, renewing, and executing managed care contracts.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(2)      Summary of Significant Accounting Policies:

                 The Company's cash and available credit are not sufficient to support operations for the next year. A net loss of $1,671,793 was incurred from inception on February 1995 until December 31, 2000. For the six months ended June 30, 2001, the Company had a net loss of $577,783. The Company also has had negative working capital and stockholders deficit at June 30, 2001.

                 Management plan is to raise enough equity for the on-going twelve (12) months through private placements (see Note 11 - Subsequent Events) and individual investors to complete the purchase of an inactive public company (a public shell); pay off the note issued subsequent to the balance sheet date to a related party; pay off a related party shareholder's equity interest; and to raise enough working capital to pay off liabilities and sustain operations. These financial statements have been prepared on the basis that adequate equity financing will be obtained.

                 The Company has prepared interim financial statements that include all adjustments which, in the opinion of management, are necessary to make the financial statements not misleading. The Company believes that all adjustments of a normal recurring nature that are necessary for a fair presentation of the results of the interim periods presented in this report have been made.

             a. Use of Estimates:
                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             b. Revenue Recognition:
                      Revenues from professional services, primarily from
                 management fees, are recognized on an accrual basis of accounting as services are performed or the amounts earned (in compliance with SOP 00-2), based on a percentage of capitation revenues received by the IPA, which is a related party transaction.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(2)       Summary of Significant Accounting Policies (cont'd):

           b. Revenue Recognition (cont'd):
                    The IPA has managed care contracts with various Health
                Maintenance Organizations (HMO) to provide medical services to subscribing members. Under these agreements, the IPA receives monthly capitation payments based on the number of each HMO's subscribing members whether or not a member requests services to be performed by the IPA. The Company receives 16% of all IPA collections.

                    Revenues are also generated from risk pool settlements.
                Revenues from risk pool settlements (cash received) are surpluses distributed by the IPA from the HMO.

                    Currently, two separate types of risk pools exist -
                specialty risk pools and hospital (institutional) risk pools. Specialty risk pool are reserve for specialist medical expenses whereas hospital risk pool relate to reserves for hospital expenses. These reserves are held by the HMO and surpluses are distributed, after year-end accounting of all claims, to the related physicians at fifty percent (50%), IPA at twenty-five percent (25%) and MSO (the Company) at twenty-five percent (25%).

           c. Cash and Cash Equivalents;
                    The Company considers all money market funds and highly
                liquid debt instruments with maturities of three months or less when acquired to be cash equivalents. Cash balances at December 31,2000 and June 30, 2001 (unaudited) include money market funds of approximately $18,256 and $3,394, respectively.

           d. Accounts Receivable:
                    The Company considers accounts receivable to be fully
                collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

           e. Prepaid Private Placement Costs:
                     Specific incremental costs directly attributable to
                 proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. Management salaries and other general and administrative expenses are not allocated as costs of the offering. In the event that the offering does not take place, the prepaid private placement costs will be expensed immediately.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(2)       Summary of Significant Accounting Policies (cont'd):

           f. Property, Equipment and Related Depreciation:

                    Property and equipment are stated at cost. Maintenance,
                repairs and minor renewals and betterment's are expensed; major improvements are capitalized.

                    Depreciation of property and equipment is provided for using the straight-line method over the estimated useful lives of the assets as follows:
                                                                Estimated
                                                              Useful Lives
                                                              ------------

                Leasehold improvements                        Life of lease
                Computer, equipment and office furniture      5 - 10 Years

                    Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

           g. Advertising Expenses:
                    All advertising expenses are expensed as incurred.

           h. Income Taxes:
                    The Company is taxed at C Corporation income tax rates. The
                Company recognizes deferred income tax under the asset and liability method of accounting. This method requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

           i. Adoption of Recent Accounting Standards:
                    In June 1997, the Financial Accounting Standards Board
                ("FASB") issued Statement of Financial Accounting Standards No. 131 ("SFAS" No. 131"), "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way companies report information about operat-ing segments in annual financial statement. It also established standards for related disclosures about products and services, geographic areas and major customers.

                    The disclosures prescribed in SFAS No. 131 became effective for the year ended December 31, 1998. The Company has determined that it operates as one business segment.

                    The Company is not affected by the adoption of new
                accounting standards for Accounting for Derivative Instruments and Hedging Activities as well as the Accounting for Comprehensive Income as these activities did not occur in its operations.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(3)       Property and equipment:

         Property and equipment consists of the following:

                                          December 31,         June 30,
                                             2000               2001
                                             ----               ----
                                   (Unaudited)

       Furniture, fixtures              $   122,534           $  98,037
            and office equipment
         Leasehold improvement               80,669              77,157
         Computers and software             207,228             184,597
                                            -------             -------
                                            410,431             359,791
         Less accumulated depreciation      197,748             160,318
                                            -------             -------
                                          $ 212,683           $ 199,473
                                            =======             =======

                  Depreciation expense for the years ended December 31, 1999 and 2000 and six months ended June 30, 2000 and 2001 (unaudited) was:

                                            Years             Six Months
                                            ended               ended,
                                         December 31,          June 30,
                                        1999      2000     2000        2001
                                        ----      ----     ----        ----
                                                            (Unaudited)

           Depreciation            $  53,871  $  102,810 $  26,554  $  35,682
                                     =======    ========   =======    =======

(3)       Notes payable - Related Party:

              Notes payable are all current and comprised of the following amounts as of:

                                                December 31,         June 30,
                                                   2000               2001
                                                   ----               ----
                                                                   (Unaudited)
       Cedars Sinai, shareholder, due
          on demand with interest at
          5.25% to 8% due annually              $ 100,000            $       0

       Cedars Sinai, shareholder, due
       on demand with interest at
       5.81% due annually                         275,000                    0

       Cedars Sinai, shareholder, due
       on demand with interest at 8%
       due annually                               375,000                    0

       Cedars Sinai, shareholder, due
       on demand with interest at 5.25%
       due annually                                62,460                    0
                                                  -------               ------

       Total                                    $ 812,460            $       0
                                                  =======               ======

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)

(3) Notes Payable - Related Party (cont'd):

                Interests on the above notes were recorded on an accrual basis. No payments have been made on accrual interest.

                On June 12, 2001 Cedars Sinai (the Payee), exercised its option to convert all of the indebtedness evidenced by the above notes, including accrued interest, into shares of the Company's common stock which when combined with the number of shares of Common Stock issued to Payee equals twenty-eight (28%) of the issued and outstanding shares of the Common Stock, on a fully-diluted, as converted basis. Accrued interests from the above notes were recorded as additional paid-in capital upon conversion.

                See subsequent event note (Note 11) for the retirement of $1,750,000 of common stock of the above related party to be redeemed starting in the year ending December 31, 2001.

(4)       Provision for income taxes:

                At year end December 31, 1999 and 2000, other than the minimum tax due to the State of California, no income tax accruals were recorded because the Company incurred a loss for the current year and has available net operating loss (NOL) carryforwards of approximately $ 1,279,000 and $ 1,632,000, respectively, available to offset future taxable income. These NOL carryforwards expire beginning in 2010 and ending in 2014, fifteen years from the year in which the losses were incurred.

                Deferred tax assets and liabilities were not presented because the amounts were insignificant.

(5)       Advertising:

          Advertising expense consists of the following:

                               Years ended         Six Months Ended,
                               December 31,            June 30,
                             1999      2000       2000          2001
                             ----      ----       ----          ----
                                                     (Unaudited)

       Advertising       $  50,743  $  25,773  $     331      $   1,096
                           =======    =======    =======        =======

(6)       Employee Savings Plan:

                 On August 1, 2000, the Company adopted a 401(K) Profit Sharing Plan and Trust for the benefit of its employees and beneficiaries.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)

(6)       Employee Savings Plan:

                 Eligible employees may contribute a portion of their pretax annual compensation within specified limits. A discretionary matching contribution will be provided by the employer which may or may not be limited to its current accumulated net profit.

                 There are no employer contribution to the plan for the years ended December 31, 1999 and 2000 and six months ended June 30, 2000 and 2001 (unaudited).

(7)       Commitments:

                 The Company has entered into various operating leases for equipment and occupies its facility under a long-term lease agreement expiring in March 31, 2010 with option to cancel after five (5) years or extend. Future minimum lease payments under the non-cancelable leases for the remaining years are as follows:

                Period Ending
                December 31,          Office Space     Equipment      Total
                -------------         ------------     ---------      -----
                  2000                   111,163        42,840       154,003
                  2001                   157,632        38,282       195,914
                  2002                   157,632        38,856       196,488
                  2003                   157,632        38,856       196,488
                  Thereafter             157,632        93,774       251,406
                                         -------       -------       -------

                  Total                $ 741,691     $ 252,608     $ 994,299
                                         =======       =======       =======


          Total lease and rent expense consist of the following:

                               Years ended        Six Months Ended,
                               December 31,           June 30,
                             1999       2000      2000         2001
                             ----       ----      ----         ----
                                                    (Unaudited)

          Equipment lease    $  27,078  $  48,145 $  21,968    $  22,030
          Office rent          128,150    120,028    81,160       95,975
                               -------    -------   -------      -------
                             $ 155,228  $ 168,173 $ 103,128    $ 118,005
                               =======    =======   =======      =======

(8)       Related Party Transactions

(a)       Latino Network Medical Group, Inc.:

                 The CEO/President of LatinoCare Network Medical Group, Inc.
             (IPA) is a member of the board of directors for both the IPA and the MSO and retains a thirty-five (35%) percent ownership in the LatinoCare Management Corporation. The above CEO/president is also a stockholder of the IPA holding 100% interest in the IPA.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)

(9)       Related Party Transactions (cont'd):

                 The Company (MSO) and the IPA, are bound by a twenty-five year management services agreement. Under this agreement, the IPA has effectively transferred total contract and management control to the MSO for the term of the agreement. In return for management and administrative services provided under the management service agreement, the Company receives management fees of sixteen percent (16%) of monthly capitation payments (based on predetermined rates) received by the IPA.

                 The Company has been charging the IPA a management fee
             according to sliding scale based on enrollment. The management fee percentage was charged against the total capitation the IPA receives from members. The following matrix reflects this management fee arrangement:

        Rate                        Enrollment

        16%                         0 - 20,000
        15                          20,000 - 30,000
        14                          30,000 - 40,000
        12                          40,000 - 50,000

                 In addition to management fees the Company is also entitled to receive fifty percent (50%) of the IPA's share of hospital (with hospital or HMO) and specialty risk pool settlements. Hospital and risk pools are revenues estimated for hospital and specialist medical expenses held in reserve until actual claims are adjudicated. Surpluses are distributed accordingly after all financial obligations are met.

                 The Company also renders services on business development and marketing of products and services of the IPA.

                 The management fees, settlement fees, marketing and business development from the IPA, paid and due to the Company were approximately:
                                Years ended          Six Months Ended,
                                December 31,             June 30,
                              1999        2000      2000         2001
                              ----        ----      ----         ----
                                                       (Unaudited)

          Management fee    $ 1,111,753 $ 1,961,978 $   993,676  $ 771,876
          Settlement fee        161,304     334,976     136,086    136,393
          Marketing & business
          Development           127,285     369,765      77,734          0
                              ---------   ---------   ---------    -------

          Total             $ 1,400,342 $ 2,666,719 $ 1,207,496  $ 908,269
                              =========   =========   =========    =======

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)


(9)       Related Party Transactions (cont'd):

                 The IPA accounts for more than ninety percent (90%) of the Company's revenue. IPA has a concentration of customers of approximately eight (8) customers which are health maintenance organizations.

                 As of June 30, 2001, the Company has an outstanding payable to the IPA of approximately $369,000 which was used as working capital.

                 The Company, in the November 2000 Board of Directors' Minutes, has reached an agreement to repurchase 490 common stock shares of the CEO/President of the IPA or a 35% interest in the Company at June 30, 2001. The agreement calls for a payment of $ 1 Million and subsequent payments over a three-year period for a total of $ 2.5 Million plus 6% interest on the unpaid balance.

                The above repurchase of the common stock is contingent upon the future equity financing anticipated subsequent to June 30, 2001. See
         Note 11 on Subsequent Events and Note 2 on going concern comments.

         b. Gonzales-D'Avila Enterprise dba JJ&M Management:

                  The Company's above CEO/President is employed as a
              consultant/independent contractor (JJ & M Management) of the Company and retains a thirty-seven (37%) ownership in the LatinoCare Management Corporation, in addition to being a member of its board of directors. The above shareholder is also a board member of the IPA.

                  Consultant fees and reimbursement of expenses paid to the
              CEO/President are:

                                  Years ended          Six Months Ended,
                                  December 31,             June 30,
                                 1999        2000      2000        2001
                                 ----        ----      ----        ----
                                                          (Unaudited)

               Management fees     $ 144,000   $ 123,500  $  72,000  $  72,000
                                     =======     =======    =======    =======

         c. Cedars Sinai Medical Center (See Note 4 - Notes Payable - Related Party):

                   Cedars Sinai Medical Center, the Company's strategic partner, has been the largest single investor to the Company providing over $2 million including the accrued interest of approximately $290,000 that was converted to equity in June 2001. Cedar Sinai's financial support consisted of a convertible note payable of $1,000,000, issued November 30, 1996, and was converted into a twenty percent (20%) of the Company's common stock in 1997. The $750,000 and $62,460 of notes payable issued in 1996 and 1997 were converted into an additional eight percent (8%) equity interest, including accrued interest, on June 12, 2001.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)

(9)       Related Party Transactions (cont'd):

        c. Cedars Sinai Medical Center (See Note 4 - Notes Payable - Related Party) (cont'd):

                   The Company has existing promissory notes to Cedars Sinai
               payable on demand with the balance (including interest) as of December 31, 2000 and June 30, 2001 (unaudited) of $812,460 and none, respectively. These notes was converted to eight percent (8%) of the outstanding common stock of Company in June 2001.

(10) Significant Management Investment:

                 Current management and directors as a group beneficially own approximately eighty percent ( 80% ) of the total shares outstanding at December 31, 2000 and approximately seventy two percent (72%) of the total shares outstanding at June 30, 2001 (unaudited).

(11) Subsequent Events:

                 The Company has recently changed the management agreement from a sliding scale agreement to a "cost plus" agreement. In the cost-plus model, the Company will charge the IPA, and all future acquired IPAs or IPAs managed by the Company, the entire cost of managing the business plus a fixed amount as profit margin. The cost component will vary among IPAs depending on negotiated terms of management.

                 Upon approval by the Board of Directors, the Company will offer stock option plan (2001 Stock Option Plan) to executives, key employees and others providing valuable services to the Company. The Options issued may be incentive stock options or nonqualified stock options. A maximum of one million five hundred thousand (1,500,000) shares of common stock of the Company may be issued under the 2001 Plan. As of September 28, 2001, the plan is still subject to board of directors' approval.

                 On March 1, 2001, the Company issued a Private Placement Memorandum for qualified investors in connection with the Company's offer of sale of its common stock. There are no escrow, refund or minimum funding provisions applicable to this offering. As of September 28, 2001, total receipts from this offering amounted to $232,000, all of which came in after June 30, 2001.

                 In July 2001, the Company's CEO/President is employed by the Company and no longer serves as consultant/independent contractor.

                        LATINOCARE MANAGEMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
            AND SIX MONTHS ENDED, JUNE 30, 2000 AND 2001 (UNAUDITED)

(11) Subsequent Events (cont'd):

                 On July 23, 2001 (extended to October 15, 2001), the Company signed an agreement to purchase 3,220,000 shares of common stock of JNS Marketing, Inc., a public reporting shell company. The purchase price for the shares to be paid by the Company to seller is $300,000 for which $150,000 was paid to the seller and is deemed non-refundable consideration to seller for granting the Share Purchase Agreement. The balance of the purchase price shall be paid in cash at closing. Upon completion of this reverse merger, the Company will be publicly traded as OTC Bulletin Board Stock.

                 On July 23, 2001, the Company signed a secured promissory note to Cedars Sinai Medical Center in the amount of $1,750,000 (with interest rate of 6% per annum) for the redemption of shares issued to Cedar Sinai under the following terms: $500,000 shall be paid on or before 120 days on or before the date of the note, $500,000 shall be paid on or before 240 days on or before the date of the note, and $750,000 and all accrued but unpaid interest shall be paid on or before the expiration of 360 days from the date of note. Accordingly, capital stock will be reduced for the redeemed value of the stock. For accounting purposes, the stock redemption shall be treated as a retirement of stock since California no longer allows for treasury stock reporting.

                             Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 11,  2001                     LATINOCARE MANAGEMENT CORP.



                                             By: /s/ Jose J. Gonzalez
                                                 --------------------------
                                                 Jose J. Gonzalez, President